UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): October 23, 2006

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 23, 2006, the Compensation Committee of the registrant’s Board of Directors set performance goals for the CEO to earn cash compensation for each quarter of fiscal 2007. The goals consist of measures for total assets, total deposits, and total loan balances to be achieved by the end of each quarter, and of measures for residential and consumer loan production, earnings per share and net income to be achieved for each quarter. The goals also include a measure for non-performing assets as a percent of total assets to be achieved for each quarter. The CEO may earn up to $350,000 for each quarter, depending upon whether the goals are achieved and the level of achievement. The Committee’s evaluation of whether the performance goals were achieved may consider acts of God, legal, regulatory or accounting changes, unusual or generally non-recurring events not assumed at the time the goals were set. If compensation is not earned during a quarter due to a failure to meet the goals, such compensation will be earned if the goals are met before the end of the fiscal year, or with respect to the fourth quarter of fiscal 2007, before the end of the 2007 calendar year.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION
Date: October 26, 2006

	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and
Chief Financial Officer